Exhibit 99.1

High River Limited Partnership
767 Fifth Avenue
47th Floor
New York, New York 10153

October 29, 2004

Robert J. Coury
Board of Directors
Mylan Laboratories, Inc.
1500 Corporate Drive
Suite 400
Canonsburg, Pennsylvania 15317-8574

     Re: Mylan Laboratories Inc. (“Mylan”)

Gentlemen:

As you know, on October 28, 2004 King Pharmaceuticals, Inc. (“King”) announced that their high level of inventory returns and concerns regarding return reserves, could lead to a restatement of previously issued financial statements and revisions to preliminary third quarter results. These financial statement issues, on top of the problems King already faces, reinforce our belief that an acquisition of King by Mylan is extremely risky and could lead to meaningful diminution of shareholder value. Mylan may now have a golden opportunity to sidestep the King transaction and move forward in more advantageous ways. We believe that it is incumbent on the management of Mylan and the members of its Board of Directors to seriously consider, in light of their fiduciary duties, the rights of Mylan under its merger agreement with King concerning its ability to terminate that agreement, in accordance with its terms.

The latest announcement by King has only added to its existing problems. Mylan has stated that the acquisition of King’s branded pharmaceutical products are a major reason for the merger with King. Obviously, these branded drugs constitute the major source of King’s profits. Yet almost all of King’s patent protected drugs may face significant generic competition over the next few years as the result of key patent expiration and/or through challenges to its patents. With the great uncertainty at King, it is hard to understand buying King at any price, let alone $4 billion. It is also hard to understand how buying King will enhance your “vision” of becoming a branded company when almost all of its branded products are at risk. Indeed Altace™, which is responsible for approximately 38% of King’s net branded sales for 2003, is now under significant threat of losing its patent monopoly in mid-2005. A trial involving a challenge to Altace™ asserted by Cobalt Pharmaceuticals, Inc. (“Cobalt”) is expected to commence in the first quarter of 2005. We have been informed that the principals of Cobalt have a significant history of success in such cases. Adding to the difficulty for King, the Federal Trade Commission (“FTC”) has commenced numerous investigations and enforcement actions challenging the validity of settlements in this context. Any settlement of such suits can raise significant issues, require notice to the FTC under newly adopted law, and would likely be reviewed by the FTC to avoid any settlement that could delay the entry of other generic manufacturers into the market place, thus making settlement of such suits much more difficult to achieve. Not only are existing branded drugs at risk, but King’s ability to develop new drugs is also uncertain. King has historically grown through acquisitions rather than internal development of new drugs. Considering the highly competitive market for acquiring new drugs and King’s acquisition track record, we strongly question the ability of King to replace potential losses in sales of its brand name drugs posed by increased competition. In addition, King engages in limited proprietary research activity with respect to the development of new products. Finally, King has disclosed that investigations by the SEC and the Office of Inspector General of the Department of Health and Human Services, and other possible governmental investigations and securities and ERJSA litigations could have a material adverse affect on King. We believe this is the background of a company that Mylan should avoid at any price. We certainly feel that our view of King stock as a good short has been vindicated by events.

Acquiring King is far from being the best or only alternative to realize your stated “vision” for the future of Mylan. We have commissioned the consulting firm of A.T. Kearney to conduct a study that evaluates the generics industry, Mylan and King. We expect the final report shortly. The team preparing the study includes participation by five senior members of the A.T. Kearney Pharmaceutical and Healthcare Practice, a group with combined industry experience exceeding 80 years. The A.T. Kearney report will show that there are many avenues that Mylan could pursue that make more strategic sense than the transaction with King. We would be pleased to meet with you to discuss that study and potential strategies identified by A.T. Kearney that could benefit Mylan.

As you doubtlessly are aware, we are not the only shareholder opposed to the King transaction. Both UBS Global Asset Management (which reported holdings of 10.5 million shares as of June 30, 2004) and Artisan Partners (which reported holdings of 4.3 million shares as of June 30, 2004) have written separate letters to the board to additionally voice their opposition to the merger. Banc of America Securities has recently reported that in their survey of investors, 76% indicated that if they owned Mylan stock, they would vote AGAINST the proposed Mylan/King merger, and that was before King’s October 28th announcement.

As stated above, if Mylan can properly terminate the agreement with King, we believe it should seize that opportunity. Because of the many problems concerning King, the major uncertainties concerning its future, and the opposition of your major shareholders, we believe that Mylan should not try to restructure a new transaction with King on terms that do not require a majority vote of Mylan shareholders. We believe that such an act would be divisive and would lead to protracted litigation. Additionally, we would intend to respond to such action by conducting a proxy contest (which no responsible Board wants for their company) seeking to run a slate of directors and proposing a new management team for Mylan.

Naturally, we would prefer to work with Mylan in a cooperative way, as outlined above. However, if necessary, we will take such actions as are appropriate to protect our interests and those of our fellow shareholders.

We look forward to hearing from you.

Very truly yours,

High River Limited Partnership

By: Hopper Investments LLC, its general partner

By: Barberry Corp., sole member

By: /s/ Carl C. Icahn
Name: Carl C. Icahn
Title: Chairman of the Board